PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Goes All In on Digital – Acquires Remaining Interest in TradeRev Mobile App Auction Platform
Disruptive Technology Strengthens Company’s Digital Foundation and Accelerates Growth in Broad Dealer-to-Dealer Marketplace

CARMEL, Ind. – October 3, 2017 – KAR Auction Services, Inc. (NYSE: KAR), has acquired the remaining interest in Nth Gen Software Inc. (“TradeRev”), a mobile app and desktop solution that facilitates real-time dealer-to-dealer vehicle auctions. KAR purchased a 50 percent stake in TradeRev in 2014 and acquired the remaining interest today for $50 million in cash and an additional $75 million over the next four years contingent on certain terms and conditions including TradeRev performance. TradeRev brings industry-leading mobile and digital technology to KAR’s portfolio of 250 whole car and salvage auctions, floorplan financing solutions, and other ancillary and related services. KAR will further integrate those capabilities into TradeRev to expand its digital business and strengthen its share in the dealer-to-dealer market representing over 10 million annual transactions.
“The digital revolution in remarketing has begun, and the acquisition of TradeRev ensures that KAR will maintain its strong leadership position in the mobile app and online auction space,” said Jim Hallett, chairman and CEO of KAR. “As a former dealer, I believe TradeRev is the most powerful and innovative mobile app for dealers on the market. By injecting TradeRev with the full force of KAR’s technology, data, financing and service offerings, we plan to accelerate growth across North America and around the globe.”
TradeRev offers dealers fast, convenient access to high quality trade-in and commercial consignment inventory before it reaches wholesale physical auctions. The TradeRev mobile app mimics the physical auction setting, enabling dealers to launch and participate in live, one-hour auctions directly from their smartphone, tablet or desktop. Winning TradeRev bidders can complete the entire transaction within the app, including optional inspection, title and arbitration services and financing and transportation through KAR’s AFC and CarsArrive brands.
TradeRev will be led by Becca Polak, who for the last ten years has served as KAR’s executive vice president, general counsel and corporate secretary. As President of TradeRev, she will focus on diversifying TradeRev’s product and service offerings and expanding TradeRev’s market footprint. Polak will also be promoted to the position of Chief Legal Officer and Secretary for

KAR where she will retain oversight responsibility for KAR’s enterprise legal and corporate communications functions.
“This is a transformative moment for dealers, as KAR and TradeRev combine to deliver a more convenient, efficient and cost-effective alternative to traditional auction sales,” said Polak. “The speed and ease of TradeRev’s mobile app is already fueling sales for thousands of dealers in the U.S., Canada and the United Kingdom. Over the next several months, we’ll continue expanding into new markets and begin leveraging KAR’s data analytical capabilities to enhance the TradeRev buying and selling experience.”
TradeRev was launched in 2009 by CEO and co-Founder Mark Endras along with co-founders Wade Chia, Jae Pak and James Tani, all of whom will retain leadership roles at TradeRev. Endras will remain a member of the TradeRev senior leadership team reporting to Polak and will focus on enhancing TradeRev’s in-app experience and product development pipeline. Endras will also take on the role of Chief Innovation Officer for KAR reporting to Tom Fisher, KAR’s Chief Information Officer. In this capacity, Endras will focus on advancing KAR’s innovation agenda and establishing new KAR innovation lab centers in Toronto, Chicago and Carmel, Indiana.
“KAR has an incredible entrepreneurial culture and a proven track record of fostering disruptive innovation across their businesses,” said Endras. “By applying a start-up philosophy to KAR’s development pipeline, we’ll be able to deploy new solutions more quickly than ever before. I look forward to delivering the next generation of innovative remarketing technology, products and services to KAR’s global customer-base.”
TradeRev has approximately 200 employees across office locations in Toronto, Chicago and Carmel, Indiana, and field staff located in markets across the U.S. and Canada.
“I am thrilled for KAR, TradeRev and all of our employees,” said Polak. “Today marks a significant milestone in the digitization of vehicle remarketing and the beginning of a bright new era of innovation for our company. I am honored and humbled to lead TradeRev and this incredible team into the future.”
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KAR Contacts
Media Inquiries:	Analyst Inquiries:
Tobin Richer	Mike Eliason
(317) 249-4521	(317) 249-4559
tobin.richer@karauctionservices.com	mike.eliason@karauctionservices.com

About KAR Auction Services
KAR Auction Services (NYSE: KAR) provides sellers and buyers across the global wholesale used-vehicle industry with innovative, technology-driven remarketing solutions. KAR’s unique end-to-end platform supports whole car, salvage, financing, logistics and other ancillary and related services, including the sale of more than 5 million units valued at over $40 billion through our auctions. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in 110 countries. Headquartered in Carmel, Ind., KAR has approximately 17,400 employees across the United States, Canada, Mexico and the United Kingdom. www.karauctionservices.com.